Tidal ETF Trust N-14

Exhibit 99.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Tidal ETF Trust of our report dated November 23, 2022, relating to the financial statements and financial highlights, which appear in Gotham Short Strategies Fund’s (a series of FundVantage Trust) Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings: "Service Providers" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 4, 2023